UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report - January 17, 2006

HARLEYSVILLE NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

___________________

Pennsylvania	0-15237	23-2210237
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)

483 Main Street
Harleysville, Pennsylvania 19438
(Address of principal executive office and zip code)

(215) 256-8851
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4(c))

Item 8.01 Other Events

On January 17, 2006, Harleysville National Corporation issued a press release announcing the completion of the acquisition of the Cornerstone Companies. At the close of business on January 13, 2006, the acquisition was consummated pursuant to the Purchase Agreement by and among Harleysville National Bank and Cornerstone Financial Consultants, Ltd., a Pennsylvania corporation (CFC), Cornerstone Institutional Investors, Inc., a Pennsylvania corporation (CII), Cornerstone Advisors Asset Management, Inc., a Pennsylvania corporation ((CAAM), and together with CFC and CII collectively, the “Cornerstone Companies”), Cornerstone Management Resources, Inc., a Pennsylvania corporation (CMR), John R. Yaissle, Malcolm L. Cowen, II and Thomas J. Scalici, dated November 15, 2005. Under the Purchase Agreement, the Bank acquired (i) all of the outstanding capital stock of CFC and CII, (ii) substantially all of the assets of CAAM, and (iii) certain limited assets of CMR. The Cornerstone Companies provide asset management, life insurance, compensation and benefits consulting, and business and estate planning services to high net worth privately held business owners, wealthy families and institutional clients. The purchase price consisted of $15.0 million in cash paid at closing and a contingent payment of up to $7.0 million to be paid post-closing. The contingent payment is based upon the Cornerstone Companies meeting certain minimum operating results during a five-year earn-out period, with a maximum payout of $7.0 million over this period. Management expects the transaction to be immediately accretive to earnings per share. A copy of this press release is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable
(b)	Not applicable
(c)	Not applicable
(d)	Exhibits.

Exhibit 99.1

Press Release, dated January 17, 2006, of Harleysville National Corporation announcing the completion of the acquisition of The Cornerstone Companies.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEYSVILLE NATIONAL CORPORATION

Dated: January 17, 2006                   /s/ George S. Rapp
George S. Rapp, SVP and Chief Financial Officer

EXHIBIT INDEX

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Exhibit 99.1 Press Release, dated January 17, 2006, of Harleysville National Corporation announcing the completion of the acquisition of The Cornerstone Companies.	5